Exhibit 10.1

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of

March 4, 2015

between

TEARLAB CORPORATION
as Borrower,

The SUBSIDIARY GUARANTORS from Time to Time Party Hereto,

and

Capital Royalty Partners II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P.

as Lenders

U.S. $35,000,000

(continued)

Page

7.01	Power and Authority	35

7.02	Authorization; Enforceability	35

7.03	Governmental and Other Approvals; No Conflicts	35

7.04	Financial Statements; Material Adverse Change	35

7.05	Properties	36

7.06	No Actions or Proceedings	39

7.07	Compliance with Laws and Agreements	39

7.08	Taxes	40

7.09	Full Disclosure	40

7.10	Regulation	40

7.11	Solvency	40

7.12	Subsidiaries	40

7.13	Indebtedness and Liens	40

7.14	Material Agreements	41

7.15	Restrictive Agreements	41

7.16	Real Property	41

7.17	Pension Matters	41

7.18	Collateral; Security Interest	42

7.19	Regulatory Approvals	42

7.20	Small Business Concern	42

7.21	Update of Schedules	42

SECTION 8	AFFIRMATIVE COVENANTS	43

8.01	Financial Statements and Other Information	43

8.02	Notices of Material Events	44

8.03	Existence; Conduct of Business	46

8.04	Payment of Obligations	46

8.05	Insurance	47

8.06	Books and Records; Inspection Rights	47

8.07	Compliance with Laws and Other Obligations	47

8.08	Maintenance of Properties, Etc	47

8.09	Licenses	47

8.10	[Reserved]	48

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(continued)

Page

8.11	Use of Proceeds	48

8.12	Certain Obligations Respecting Subsidiaries; Further Assurances	48

8.13	Termination of Non-Permitted Liens	49

8.14	Intellectual Property	49

8.15	Small Business Documentation	50

8.16	Post-Closing Items	50

SECTION 9	NEGATIVE COVENANTS	50

9.01	Indebtedness	50

9.02	Liens	51

9.03	Fundamental Changes and Acquisitions	54

9.04	Lines of Business	55

9.05	Investments	55

9.06	Restricted Payments	56

9.07	Payments of Indebtedness	56

9.08	Change in Fiscal Year	56

9.09	Sales of Assets, Etc	56

9.10	Transactions with Affiliates	57

9.11	Restrictive Agreements	57

9.12	Amendments to Material Agreements	58

9.13	Operating Leases	58

9.14	Sales and Leasebacks	58

9.15	Accounting Changes	58

SECTION 10	FINANCIAL COVENANTS	59

10.01	Minimum Liquidity	59

10.02	Minimum Revenue	59

10.03	Cure Right	59

SECTION 11	EVENTS OF DEFAULT	60

11.01	Events of Default	60

11.02	Remedies	63

SECTION 12	MISCELLANEOUS	63

12.01	No Waiver	63

12.02	Notices	63

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(continued)

Page

12.03	Expenses, Indemnification, Etc	64

12.04	Amendments, Etc	65

12.05	Successors and Assigns	65

12.06	Survival	67

12.07	Captions	67

12.08	Counterparts	67

12.09	Governing Law	67

12.10	Jurisdiction, Service of Process and Venue	68

12.11	Waiver of Jury Trial	68

12.12	Waiver of Immunity	68

12.13	Entire Agreement	68

12.14	Severability	69

12.15	No Fiduciary Relationship	69

12.16	Confidentiality	69

12.17	USA PATRIOT Act	69

12.18	Maximum Rate of Interest	69

12.19	Certain Waivers	70

SECTION 13	GUARANTEE	71

13.01	The Guarantee	71

13.02	Obligations Unconditional	71

13.03	Reinstatement	72

13.04	Subrogation	72

13.05	Remedies	72

13.06	Instrument for the Payment of Money	73

13.07	Continuing Guarantee	73

13.08	Rights of Contribution	73

13.09	General Limitation on Guarantee Obligations	73

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 7.05(b)	-	Certain Intellectual Property
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.06	-	Certain Litigation
Schedule 7.08	-	Taxes

-iv-

(continued)

Page

Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.13(a)	-	Existing Indebtedness of Borrower and its Subsidiaries
Schedule 7.13(b)	-	Liens Granted by the Obligors
Schedule 7.14	-	Material Agreements of Obligors
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by Borrower or any Subsidiary
Schedule 7.17	-	Pension Matters
Schedule 9.05	-	Existing Investments
Schedule 9.10	-	Transactions with Affiliates
Schedule 9.14	-	Permitted Sales and Leasebacks

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Notice of Borrowing
Exhibit C-1	-	Form of Term Loan Note
Exhibit C-2	-	Form of PIK Loan Note
Exhibit D	-	Form of U.S. Tax Compliance Certificate
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Opinion Request
Exhibit G	-	Form of Landlord Consent
Exhibit H	-	Form of Subordination Agreement
Exhibit I	-	Form of Intercreditor Agreement
Exhibit J	-	Form of Assignment and Assumption

-v-

TERM LOAN AGREEMENT, dated as of March 4, 2015 (this “Agreement”), among TEARLAB CORPORATION, a Delaware corporation (“Borrower”), the SUBSIDIARY GUARANTORS from time to time party hereto and the Lenders from time to time party hereto.

WITNESSETH:

Borrower has requested the Lenders to make term loans to Borrower, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof. Accordingly, the parties agree as follows:

SECTION 1
DEFINITIONS

1.01     Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Accounting Change Notice” has the meaning set forth in Section 1.04(a).

“Act” has the meaning set forth in Section 12.17.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Affected Lender” has the meaning set forth in Section 2.07(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Asset Sale” is defined in Section 9.09.

“Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale, net of any bona fide costs incurred in connection with such Asset Sale, plus, with respect to any non-cash proceeds of an Asset Sale, the fair market value of such non cash proceeds as determined by the Majority Lenders, acting reasonably.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit J.

“Bankruptcy Code” means Title II of the United States Code entitled “Bankruptcy.”

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Facility” means the premises located at 9980 Huennekens Street, Suite 100, San Diego, CA 92121, which are leased by Borrower pursuant to the Borrower Lease, or any subsequent premises at which Borrower’s chief executive office is located.

“Borrower Landlord” means The Realty Associates Fund VII. L.P.

“Borrower Lease” means the Standard Office Lease dated as of December 11, 2012 by and between Borrower and Borrower Landlord.

“Borrower Party” has the meaning set forth in Section 12.03(b).

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments (including without limitation a borrowing of a PIK Loan).

“Borrowing Date” means the date of each Borrowing.

“Borrowing Notice Date” means, (i) in the case of the first Borrowing, a date that is at least twelve Business Days prior to the Borrowing Date of such Borrowing and, (ii) in the case of a subsequent Borrowing, a date that is at least twenty Business Days prior to the Borrowing Date of such Borrowing.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“CFC” means a “controlled foreign corporation” under Section 957 of the Code.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower, (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower, nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of Borrower by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time. The aggregate Commitments on the date hereof equal $35,000,000. For purposes of clarification, the amount of any PIK Loans shall not reduce the amount of the available Commitment.

“Commitment Period” means the period from and including the first date on which all of the conditions precedent set forth in Section 6.01 have been satisfied (or waived by the Lenders) and through and including September 27, 2016.

“Commodity Account” is defined in the Security Agreement.

“Compliance Certificate” has the meaning given to such term in Section 8.01(d).

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” means the Lender acting as “Control Agent” under the Security Agreement.

“Copyright” is defined in the Security Agreement.

“CRPPF” means Capital Royalty Partners II – Parallel Fund “A” L.P.

“Cure Amount” has the meaning set forth in Section 10.03(a).

“Cure Right” has the meaning set forth in Section 10.03(a).

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.06, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” is defined in the Security Agreement.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, or any state or political subdivision thereof, provided that Domestic Subsidiary shall not include any Subsidiary that is owned in whole or in part by a CFC or any Subsidiary substantially all the assets of which consist of stock in CFCs.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that so long as no Event of Default has occurred and is continuing, “Eligible Transferee” shall not include any Person that is principally in the business of managing investments or holding assets for investment purposes that controls the majority of voting stock or the majority of directors of the board of directors in a company that produces, markets or sells, or develops a program to market or sell, a product in direct competition with the Borrower.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Cure Right” has the meaning set forth in Section 10.03(a).

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor and any Person under common control, or treated as a single employer, with such Obligor, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means with respect to Title IV Plans and Multiemployer Plans: (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; or (xv) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules” means the laws regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Central time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and the Majority Lenders or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Majority Lenders by any reasonable method as they deem applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Accounts” means accounts of Borrower or any of its Subsidiaries used exclusively for payroll, payroll taxes and other employee wage and benefit payments.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement or otherwise acquired an interest in an Obligation, or the date such Lender changed its lending office, except in each case to the extent such Lender is a direct assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03, (d) any Taxes imposed in connection with FATCA, and (e) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Expense Cap” has the meaning set forth in the Fee Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (including, for the avoidance of doubt, any agreements between the governments of the United States of America and the jurisdiction in which the Lender is resident implementing such provisions) or any amended or successor version that is substantively comparable and not more onerous to comply with, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an intergovernmental agreement that is included in this definition.

“Fee Letter” means that fee letter agreement dated as of the date hereof between Borrower and the Lenders party thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor” hereunder in favor of the Lenders.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement currency swaps, forwards, futures or derivatives transactions, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 12.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include all:

(a)     applications or registrations relating to such Intellectual Property;

(b)     rights and privileges arising under applicable Laws with respect to such Intellectual Property;

(c)     rights to sue for past, present or future infringements of such Intellectual Property; and

(d)     rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Interest-Only Period” means the period from and including the first Borrowing Date and through and including the sixteenth (16th) Payment Date following the first Borrowing Date.

“Interest Period” means, with respect to each Borrowing, (i) initially, the period commencing on and including the Borrowing Date thereof and ending on and excluding the next Payment Date, and, (ii) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the next succeeding Payment Date.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means the actual knowledge of any Responsible Officer of any Person.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means Capital Royalty Partners II L.P., CRPPF and PIOP, together with their successors and each assignee of a Lender pursuant to Section 12.05(b) and “Lender” means any one of them.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders have a perfected security interest, subject solely to Permitted Priority Liens.

“Loan” means (i) each loan advanced by a Lender pursuant to Section 2.01 and (ii) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(d). For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.01 and not yet repaid, and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Notes, the Security Documents, any subordination agreement or any intercreditor agreement entered into by Lenders with any other creditors of Obligors and with any Obligors, and any other present or future document, instrument, agreement or certificate executed by Obligors for the benefit of Lenders in connection with this Agreement or any of the other Loan Documents, all as amended, restated, supplemented or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, condition (financial or otherwise), operations, performance, or Property of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower, or of Borrower and its Subsidiaries taken as a whole, to perform its or their obligations under the Loan Documents, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Lenders under any of the Loan Documents.

“Material Agreements” means (A) the agreements which are listed in Schedule 7.14 (as updated by Borrower from time to time in accordance with Section 7.21 to list all such agreements that meet the description set forth in clause (B) of this definition) and (B) all other agreements to which the Obligors are parties from time to time, the absence or termination of any of which, unless replaced with other agreements within 90 days after such absence or termination, would reasonably be expected to result in a Material Adverse Effect; provided, however, that “Material Agreements” exclude all: (i) licenses implied by the sale of a product; and (ii) paid-up licenses for commonly available software programs under which an Obligor is the licensee. “Material Agreement” means any one such agreement.

“Material Indebtedness” means, at any time, any Indebtedness (other than the Obligations) of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds the greater of (x) $500,000 and (y) 2.0% of Consolidated Total Assets.

“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(c) and any other Obligor Intellectual Property, the loss of which, unless replaced within 90 days after such loss with other Obligor Intellectual Property, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier to occur of (i) the twenty-fourth (24th) Payment Date following the first Borrowing Date, and (ii) the date on which the Loans are accelerated pursuant to Section 11.02.

“Maximum Rate” has the meaning set forth in Section 12.18.

“Minimum Required Revenue” has the meaning set forth in Section in 10.02.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Non-Consenting Lender” has the meaning set forth in Section 2.07(a).

“Non-Disclosure Agreement” has the meaning set forth in Section 12.16.

“Note” means a promissory note executed and delivered by Borrower to the Lenders in accordance with Section 2.04 or 3.02(d).

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is Borrower, all Loans, (ii) all interest under any Loan Document, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Participant” has the meaning set forth in Section 12.05(e).

“Patents” is defined in the Security Agreement.

“Payment Date” means each March 31, June 30, September 30, December 31 and the Maturity Date, commencing on the first such date to occur following the first Borrowing Date; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a)     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)     all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c)     in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and Borrower shall have taken, or caused to be taken, within 30 days after the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 8.12, if applicable;

(d)     Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 on a pro forma basis after giving effect to such acquisition; and

(e)     such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) shall, in all material respects, (i) be engaged or used, as the case may be, in the same or similar or related business or lines of business in which Borrower and/or its Subsidiaries are engaged or (ii) have a similar or related customer base as Borrower and/or its Subsidiaries.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (ii) commercial paper maturing no more than one (1) year after its acquisition and having, at the date of acquisition thereof, the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. , (iii) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and (v) money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AAA by S&P and Aaa by Moody's and (C) have portfolio assets of at least $5,000,000,000.

“Permitted Cure Debt” means Indebtedness incurred in connection with the exercise of the Subordinated Debt Cure Right and (i) that is governed by documentation containing representations, warranties, covenants and events of default no more burdensome or restrictive than those contained in the Loan Documents, (ii) that has a maturity date later than the Maturity Date, (iii) in respect of which no cash payments of principal or interest are required prior to the Maturity Date, and (iv) in respect of which the holders have agreed in favor of Borrower and Lenders (A) that prior to the date on which the Commitments have expired or been terminated and all Obligations have been paid in full in cash, such holders will not exercise any remedies available to them in respect of such Indebtedness, and (B) that such Indebtedness is unsecured, and (C) to terms of subordination in substantially the form attached hereto as Exhibit H or otherwise reasonably satisfactory to the Majority Lenders.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Debt” means Indebtedness of Obligors, in an amount not to exceed at any time 80% of the face amount at such time of such Obligors’ non delinquent accounts receivable; provided that (a) such Indebtedness, if secured, is secured by a first priority security interest in Obligors’ accounts receivable, inventory and proceeds thereof held in a segregated account, and may be secured by a second lien on other property of Obligors (as long as the Lenders maintain a first priority lien over such other property and have the priority right to exercise and direct remedies over such other property), and (b) the holders or lenders thereof have executed and delivered to Lenders an intercreditor agreement in substantially the form of Exhibit I or with such changes (if any) as are reasonably satisfactory to the Majority Lenders.

“Permitted Priority Liens” means (i) Liens permitted under Section 9.02(c), (d), (e), (f), (g), (j), and (p) and (ii) Liens permitted under Section 9.02(b) provided that such Liens are also of the type described in Section 9.02(c), (d), (e), (f), (g), (j), and (p).

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Borrower and its Subsidiaries or (with respect to any subordination terms) the Lenders than the terms of any agreement or instrument governing such existing Indebtedness, and (iii) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced by more than 3% per annum.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIK Loan” has the meaning set forth in Section 3.02(d).

“PIK Period” means the period beginning on the first Borrowing Date through and including the earlier to occur of (i) the sixteenth (16th) Payment Date after the first Borrowing Date and (ii) the date on which any Default shall have occurred (provided that if such Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default and the sixteenth (16th) Payment Date after the first Borrowing Date).

“PIOP” means Parallel Investment Opportunities Partners II L.P., a Delaware limited partnership.

“Prepayment Premium” has the meaning set forth in Section 3.03(a).

“Product” means the TearLab Osmolarity System, and each of its respective successors.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (b) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Real Property Security Documents” means the Landlord Consent and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real Property owned or leased (as tenant) by any Obligor in favor of the Lenders.

“Recipient” means any Lender.

“Redemption Date” has the meaning set forth in Section 3.03(a).

“Redemption Price” has the meaning set forth in Section 3.03(a).

“Register” has the meaning set forth in Section 12.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” of any Person means each of the president, chief operating officer, chief executive officer, and chief financial officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of Borrower or any of its Subsidiaries.

“Restrictive Agreement” has the meaning set forth in Section 7.15.

“Revenue” of a Person means all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances.

“SBA” means U.S. Small Business Administration.

“SBIC” means Small Business Investment Company.

“SBIC Act” means Small Business Investment Act of 1958, as amended.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Obligors, the Lenders and the Control Agent, granting a security interest in the Obligors’ personal Property in favor of the Lenders.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement to which an Obligor is party and which creates a Lien in favor of the Lenders or the Control Agent for the benefit of the Lenders.

“Securities Account” has the meaning set forth in the Security Agreement.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the date hereof, entered into by one or more Obligors in favor of the Lenders, each in form and substance reasonably satisfactory to the Majority Lenders (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, to the extent permitted by and in conformity with GAAP.

“Specified Financial Covenants” has the meaning set forth in Section 10.03(a).

“Subordinated Debt Cure Right” has the meaning set forth in Section 10.03(a).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantors” means each of the Subsidiaries of Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or (b).

“Substitute Lender” has the meaning set forth in Section 2.07(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan sponsored by any Obligor or an ERISA Affiliate (i) that is or was at any time within the past five years maintained or sponsored by such Obligor or ERISA Affiliate or to which such Obligor or ERISA Affiliate has ever made, or was obligated to make, within the past five years contributions, and (ii) that is or was within the past five years subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the Borrowings (and the use of the proceeds of the Loans).

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“Use of Proceeds Statement” has the meaning set forth in Section 6.01(g) (x).

“Withdrawal Liability” means, at any time within the past five years, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.02     Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. All components of financial calculations made to determine compliance with this Agreement, including Section 10, shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Acquisition consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

1.03     Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property” , which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted). Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted subsequent amendments, restatements, extensions, supplements and other modifications thereto.

1.04     Changes to GAAP. If, after the date hereof, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, 9 or 10 to be materially different than the amount that would be determined prior to such change, then:

(a)     Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to the Lenders within 30 days of such change;

(b)     either Borrower or the Majority Lenders may indicate within 90 days following the date of the Accounting Change Notice that they wish to revise the method of calculating such financial covenants or amend any such amount, in which case the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants;

(c)     until Borrower and the Majority Lenders have reached agreement on such revisions, (i) such financial covenants or amounts will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP;

(d)     if no party elects to revise the method of calculating the financial covenants or amounts, then the financial covenants or amounts will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

(e)     any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.

SECTION 2
THE COMMITMENT

2.01     Commitments. Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make up to three (3) term loans (provided that PIK Loans shall be deemed not to constitute “term loans” for purposes of this Section 2.01) to Borrower, each on a Business Day during the Commitment Period in Dollars in an aggregate principal amount for such Lender not to exceed such Lender’s Commitment; provided, however, that at no time shall any Lender be obligated to make a Loan in excess of such Lender’s Proportionate Share of the amount by which the then effective Commitments exceeds the aggregate principal amount of Loans outstanding at such time. Amounts of Loans repaid may not be reborrowed.

2.02     Borrowing Procedures. Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on written notice in the form of Exhibit B given by Borrower to the Lenders not later than 11:00 a.m. (Central time) on the Borrowing Notice Date (a “Notice of Borrowing”).

2.03     Fees. The Borrower shall pay to the Lenders such fees as described in the Fee Letter.

2.04     Notes. If requested by any Lender, the Loans of such Lender shall be evidenced by one or more promissory notes (each a “Note”). Borrower shall prepare, execute and deliver to a requesting Lender such promissory note(s) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit C-1. Thereafter, the Loans of such requesting Lender and interest thereon shall at all times (including after assignment pursuant to Section 12.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.05     Use of Proceeds. Borrower shall use the proceeds of the Loans for general working capital purposes and corporate purposes and to pay fees, costs and expenses incurred in connection with the Transactions; provided that the Lenders shall have no responsibility as to the use of any proceeds of Loans in the amount made by PIOP. No portion of any proceeds of Loans in the amount made by PIOP (i) will be used to acquire realty or to discharge an obligation relating to the prior acquisition of realty; (ii) will be used outside of the United States (except to pay for services to be rendered outside the United States and to acquire from abroad inventory, material and equipment or property rights for use or sale in the United States, unless prohibited by Part 107.720 of the United States Code of Federal Regulations); or (iii) will be used for any purpose contrary to the public interest (including but not limited to activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of Part 107.720 of Title 13 of the United States Code of Federal Regulations. Borrower will use the proceeds of the Loans in the amount made by PIOP for only those purposes specified in the SBA Form 1031 provided to the Lenders, and Borrower shall not violate any SBA regulations which may be applicable to it.

2.06     Defaulting Lenders.

(a)     Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(b)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.04.

(c)     Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.06(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)     Defaulting Lender Cure. If Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.07     Substitution of Lenders.

(a)     Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then (x) Borrower may elect to pay in full such Affected Lender with respect to all Obligations due to such Affected Lender or (y) either Borrower or the Majority Lenders shall identify any willing Lender or Affiliate of any Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender; provided that any substitution of a Non-Consenting Lender shall occur only with the consent of Majority Lenders.

(b)     Procedure. To substitute such Affected Lender or pay in full all Obligations owed to such Affected Lender, Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents.

(c)     Effectiveness. Upon satisfaction of the conditions set forth in Section 2.07(a) and (b), the Control Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (B) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

SECTION 3
PAYMENTS OF PRINCIPAL AND INTEREST

3.01     Repayment.

(a)     Repayment. During the Interest-Only Period, no payments of principal of the Loans shall be due. Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans, on each Payment Date occurring after the Interest-Only Period, in equal installments. The amounts of such installments shall be calculated by dividing (i) the sum of the aggregate principal amount of the Loans outstanding on the first day following the end of the Interest-Only Period, by (b) the number of Payment Dates remaining prior to and including the Maturity Date.

(b)     Application. Any optional or mandatory prepayment of the Loans shall be applied to the installments thereof under Section 3.01(a) ratably. To the extent not previously paid, the principal amount of the Loans, together with all other outstanding Obligations, shall be due and payable on the Maturity Date.

(c)     AHYDO. If (i) the Loans remain outstanding after the fifth anniversary of the initial issuance thereof and (ii) the aggregate amount of the accrued but unpaid interest on the Loans (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of any AHYDO Testing Date (as defined below) occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual (as defined below), then a portion of each payment pursuant to Section 3.01(a) equal to such excess shall be treated as interest and the remaining portion shall be treated as repayment of principal, provided, however, if the full amount of such payment pursuant to Section 3.01(a) is less than such excess, an additional amount of interest equal to such deficit shall be paid in cash by the Borrower as of such AHYDO Testing Date. The parties hereto intend that the deductibility of interest on the Loans shall not be limited or deferred by reason of Section 163(i) of the Code and this provision shall be treated consistently therewith. For these purposes, (i) the “Maximum Accrual” is an amount equal to the product of the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of such Loans and their yield to maturity (as defined in Treas. Reg. Section 1.1272-1(b)(1)(i)), and (ii) an “AHYDO Testing Date” is any Payment Date. For the avoidance of doubt, the “accrual period” (within the meaning of Section 1272(a)(5) of the Code) shall end on such Payment Date.

(d)     Payments. Notwithstanding anything to the contrary in this Agreement, the provisions of Treas. Reg. Section 1.446-2(e)(1) and 1.1275-2(a)(1) shall apply to payments pursuant to this Agreement for U.S. income tax purposes.

3.02     Interest.

(a)     Interest Generally. Subject to Section 3.02(d), Borrower agrees to pay to the Lenders interest on the unpaid principal amount of the Loans and the amount of all other outstanding Obligations, in the case of the Loans, for the period from the applicable Borrowing Date, and in the case of any other Obligation, from the date such other Obligation is due and payable, in each case, until paid in full, at a rate per annum equal to 13.00%.

(b)     Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the interest payable pursuant to Section 3.02(a) shall increase automatically by 4.00% per annum (such aggregate increased rate, the “Default Rate”), until such Event of Default is no longer continuing. Notwithstanding any other provision herein (including Section 3.02(d)), if interest is required to be paid at the Default Rate, it shall be paid entirely in cash. If any Obligation is not paid when due under the applicable Loan Document, the amount thereof shall accrue interest at a rate equal to 4.00% per annum (without duplication of interest payable at the Default Rate).

(c)     Interest Payment Dates. Subject to Section 3.02(d), accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall be payable from time to time on demand.

(d)     Paid In-Kind Interest. Notwithstanding Section 3.01(a), at any time during the PIK Period, Borrower may elect to pay the interest on the outstanding principal amount of the Loans payable pursuant to Section 3.01 as follows: (i) only 8.50% of the 13.00% per annum interest in cash and (ii) 4.50% of the 13.00% per annum interest as compounded interest, added to the aggregate principal amount of the Loans (the amount of any such compounded interest being a “PIK Loan”). At the request of the Lenders, each PIK Loan may be evidenced by a Note in the form of Exhibit C-2. The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans.

3.03     Prepayments.

(a)     Optional Prepayments. Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans in whole or in part on any Payment Date (a “Redemption Date”) for an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium plus any accrued but unpaid interest on such principal being prepaid plus any fees then due and owing (such aggregate amount, the “Redemption Price”). The applicable “Prepayment Premium” shall be an amount calculated pursuant to Section 3.03(a)(i).

(i)     If the Redemption Date occurs:

(A)     on or prior to the fourth (4th) Payment Date, the Prepayment Premium shall be an amount equal to 5.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(B)     after the fourth (4th) Payment Date, and on or prior to the eighth (8th) Payment Date, the Prepayment Premium shall be an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(C)     after the eighth (8th) Payment Date, and on or prior to the twelfth (12th) Payment Date, the Prepayment Premium shall be an amount equal to 3.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(D)     after the twelfth (12th) Payment Date, and on or prior to the sixteenth (16th) Payment Date, the Prepayment Premium shall be an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(E)     after the sixteenth (16th) Payment Date, and on or prior to the twentieth (20th) Payment Date, the Prepayment Premium shall be an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(F)     after the twentieth (20th) Payment Date, the Prepayment Premium shall be an amount equal to 0.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date.

(ii)     To determine the aggregate outstanding principal amount of the Loans, and how many Payment Dates have occurred, as of any Redemption Date for purposes of Section 3.03(a):

(A)     if, as of such Redemption Date, the Borrower shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the first Borrowing Date;

(B)     if, as of such Redemption Date, the Borrower shall have made more than one Borrowing, then the Redemption Price shall equal the sum of multiple Redemption Prices calculated with respect to the Loans of each Borrowing, each of which Redemption Prices shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon), as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case of any partial prepayment, the amount of such prepayment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the order in which such Borrowings were made;

(iii)     No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).

(iv)     On or prior to any Redemption Date, the Lenders may notify Borrower of a reduction in the amounts due under Section 3.03(a)(i) with respect to any portion of the Loans held by any entity licensed by the SBA as an SBIC.

(b)     Mandatory Prepayments.

(i)     Asset Sales. In the event of any contemplated Asset Sale or series of Asset Sales (other than any Asset Sale permitted under Section 9.09(a) or (b)) yielding Asset Sale Net Proceeds in excess of $1,000,000, Borrower shall provide 30 days’ prior written notice of such Asset Sale to the Lenders and, if within such notice period Majority Lenders advise Borrower that a prepayment is required pursuant to this Section 3.03(b)(i), Borrower shall: (x) if the assets sold represent substantially all of the assets or revenues of Borrower, or represent any specific line of business which either on its own or together with other lines of business sold over the term of this Agreement account for revenue generated by such lines of business exceeding 25% of the revenue of Borrower in the immediately preceding year, prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Asset Sale in accordance with Section 3.03(a), and (y) in the case of all other Asset Sales not described in the foregoing clause (x), prepay the Loans in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, plus any accrued but unpaid interest and any fees then due and owing, credited in the following order:

(A)     first, in reduction of Borrower’s obligation to pay any unpaid interest and any fees then due and owing;

(B)     second, in reduction of Borrower’s obligation to pay any Claims or Losses referred to in Section 12.03 then due and owing;

(C)     third, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;

(D)     fourth, in reduction of any other Obligation then due and owing; and

(E)     fifth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.

(ii)     Change of Control. In the event of a Change of Control, Borrower shall promptly, and in any case no later than 2 Business Days, provide notice of such Change of Control to the Lenders and, if within 10 days of receipt of such notice Majority Lenders notify Borrower in writing that a prepayment is required pursuant to this Section 3.03(b)(ii), Borrower shall prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Change of Control in accordance with Section 3.03(a).

SECTION 4
PAYMENTS, ETC.

4.01     Payments.

(a)     Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by the Control Agent by prior written notice to Borrower, not later than 4:00 p.m. (Central time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)     Application of Payments. Each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Lenders the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the order described in Section 3.03(b)(i)).

(c)     Non-Business Days. If the due date of any payment under this Agreement (other than of principal of or interest on the Loans) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02     Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03     Notices. Each notice of optional prepayment shall be effective only if received by the Lenders not later than 4:00 p.m. (Central time) on the date one Business Day prior to the date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

4.04     Set-Off.

(a)     Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Lenders and each of their Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders or such Affiliates to or for the credit or the account of Borrower against any and all of the Obligations, whether or not the Lenders shall have made any demand and although such obligations may be unmatured. The Lenders agree promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders and their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that the Lenders and their Affiliates may have.

(b)     Exercise of Rights Not Required. Nothing contained herein shall require the Lenders to exercise any such right or shall affect the right of the Lenders to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.

SECTION 5
YIELD PROTECTION, ETC.

5.01     Additional Costs.

(a)     Change in Requirements of Law Generally. If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes and (ii) Taxes described in clause (c) or (d) of the definition of “Excluded Taxes”), then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)     Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)     Notification by Lender. The Lenders will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.

(d)     Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02     Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.03     Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c)     Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 5, Borrower shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d)     Indemnification. Borrower shall reimburse and indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e)     Status of Lenders.

(i)     Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall timely deliver to Borrower at the time or times reasonably requested by Borrower such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower, any Lender shall deliver such other documentation prescribed by applicable law as reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B), (C) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A)     any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of IRS Form W-8ECI (or successor form);

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form); or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D)     any Foreign Lender shall deliver to Borrower any forms and information prescribed by law or reasonably requested by Borrower for Borrower to comply with its obligations under FATCA, to determine that Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from any payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is subsequently required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)     Mitigation Obligations. If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 6
CONDITIONS PRECEDENT

6.01     Conditions to the First Borrowing. The obligation of each Lender to make a Loan as part of the first Borrowing shall not become effective until the following conditions precedent shall have been satisfied or waived in writing by the Majority Lenders:

(a)     Borrowing Date. Such Borrowing shall be made within twelve (12) Business Days after the date hereof.

(b)     Amount of First Borrowing. The amount of such Borrowing shall equal $15,000,000.

(c)     Terms of Material Agreements, Etc. The Majority Lenders shall be reasonably satisfied with the material terms and conditions of all of the Obligors’ Material Agreements.

(d)     No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Majority Lenders, impose materially adverse conditions upon the Transactions.

(e)     Payment of Fees. The Majority Lenders shall be satisfied with the arrangements to deduct the fees set forth in the Fee Letter (including without limitation the financing fee required pursuant to the Fee Letter) from the proceeds advanced.

(f)     Lien Searches. The Majority Lenders shall be satisfied with Lien searches regarding Borrower and its Subsidiaries made within two Business Days prior to such Borrowing.

(g)     Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance satisfactory to the Majority Lenders:

(i)     Agreement. This Agreement duly executed and delivered by Borrower and each of the other parties hereto.

(ii)     Security Documents.

(A)     The Security Agreement, duly executed and delivered by each of the Obligors.

(B)      Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor.

(C)     Evidence of filing of UCC-1 financing statements against each Obligor in its jurisdiction of formation or incorporation, as the case may be.

(D)     Evidence of filing of each of the Short-Form IP Security Agreements in the United States Patent and Trademark Office or the United States Copyright office, as applicable.

(E)     Without limitation, all other documents and instruments reasonably required to perfect, as the case may be, the Lenders’ or the Control Agent’s Lien on, and security interest in, the Collateral required to be delivered on or prior to such Borrowing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Lenders or the Control Agent for the benefit of the Lenders, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(iii)     Notes. Any Notes requested in accordance with Section 2.04.

(iv)     Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the execution, delivery and performance by the Obligors of the Loan Documents.

(v)     Corporate Documents. Certified copies of the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation) and of resolutions of the Board of Directors (or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party.

(vi)     Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(vii)     Officer’s Certificate. A certificate, dated such Borrowing Date and signed by the President, a Vice President or a financial officer of Borrower, confirming compliance with the conditions set forth in Section 6.04.

(viii)     Opinions of Counsel. A favorable opinion, dated such Borrowing Date, of counsel to each Obligor in form reasonably acceptable to the Lenders and their counsel, responsive to the requests set forth in Exhibit F.

(ix)     Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by Borrower pursuant to Section 8.05(b) and the designation of the Control Agent as the loss payee or additional named insured, as the case may be, thereunder.

(x)     SBA Forms. Completed SBA Forms 480, 652, and 1031 (Parts A and B), showing Borrower’s financial projections (including balance sheets and income and cash flow statements) for the period described therein and a representation to PIOP of Borrower’s intended use of proceeds of the Loans (the “Use of Proceeds Statement”).

(xi)     Financial Projections. A consolidated financial forecast for Borrower and its Subsidiaries for the following five fiscal years, including forecasted consolidated balance sheets, consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries.

6.02     Conditions to Second Borrowing. The obligation of each Lender to make a Loan as part of a second Borrowing is subject to the following conditions precedent (and for avoidance of doubt, this Section 6.02 shall not apply to any PIK Loan):

(a)     Borrowing Date. Such Borrowing shall occur on or prior to March 28, 2016.

(b)     Amount of Borrowing. The amount of such Borrowing shall be at Borrower’s option and shall be up to $10,000,000.

(c)     Borrowing Milestone. Borrower shall have achieved minimum Revenue from the sale of the Product of at least $28,000,000 during any consecutive twelve (12) month period, provided that Borrower shall have achieved such Borrowing milestone no later than December 31, 2015.

(d)     Notice of Milestone Achievement and Audit. Borrower shall have delivered to the Lenders a notice certifying satisfaction of the condition set forth in Section 6.02(c) no later than 30 days thereafter, and the Lenders shall have been reasonably satisfied with the evidence and documents showing Borrower’s Revenue, including, if necessary, by examining Borrower’s books and records.

(e)     Notice of Borrowing. A Notice of Borrowing shall have been received no later than 60 calendar days after satisfaction of the condition set forth in Section 6.02(c).

Financing Fee. Each Lender shall have received its portion of the fees payable pursuant to the Fee Letter.

6.03     Conditions to Third Borrowing. The obligation of each Lender to make a Loan as part of a third Borrowing is subject to the following conditions precedent (and for avoidance of doubt, this Section 6.03 shall not apply to any PIK Loan):

(a)     Borrowing Date. Such Borrowing shall occur on or prior to September 27, 2016.

(b)     Amount of Borrowing. The amount of such Borrowing shall be at Borrower’s option and shall be up to $10,000,000.

(c)     Borrowing Milestone. Borrower shall have achieved minimum Revenue from the sale of the Product of at least $38,000,000 during any consecutive twelve (12) month period, provided that Borrower shall have achieved such Borrowing milestone no later than June 30, 2016.

(d)     Notice of Milestone Achievement and Audit. Borrower shall have delivered to the Lenders a notice certifying satisfaction of the condition set forth in Section 6.03(c) no later than 30 days thereafter, and the Lenders shall have been reasonably satisfied with the evidence and documents showing Borrower’s Revenue, including, if necessary, by examining Borrower’s books and records.

(e)     Notice of Borrowing. A Notice of Borrowing shall have been received no later than 60 calendar days after satisfaction of the condition set forth in Section 6.03(c).

(f)     Financing Fee. Each Lender shall have received its portion of the fees payable pursuant to the Fee Letter.

6.04     Conditions to Each Borrowing. The obligation of each Lender to make a Loan as part of any Borrowing (including the first Borrowing) is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date:

(a)     Commitment Period. Except in the case of any PIK Loan, such Borrowing Date shall occur during the Commitment Period.

(b)     No Default; Representations and Warranties. Both immediately prior to the making of such Loan and after giving effect thereto and to the intended use thereof:

(i)     no Default shall have occurred and be continuing; and

(ii)     the representations and warranties made by Borrower in Section 7 shall be true in all material respects on and as of the Borrowing Date, and immediately after giving effect to the application of the proceeds of the Borrowing, with the same force and effect as if made on and as of such date (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date).

(c)     Notice of Borrowing. Except in the case of any PIK Loan, Capital Royalty Partners II L.P. shall have received a Notice of Borrowing as and when required pursuant to Section 2.02.

Each Borrowing shall constitute a certification by Borrower to the effect that the conditions set forth in this Section 6.04 have been fulfilled as of the applicable Borrowing Date.

SECTION 7
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders that:

7.01     Power and Authority. Each of Borrower and its Subsidiaries (a) is a duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or equivalent power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.

7.02     Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03     Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower and its Subsidiaries.

7.04     Financial Statements; Material Adverse Change.

(a)     Financial Statements. Borrower has heretofore furnished to the Lenders certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the previously-delivered interim statements of the type described in Section 8.01(a).

(b)     No Material Adverse Change. Since December 31, 2014, there has been no Material Adverse Change.

7.05     Properties.

(a)     Property Generally. Each Obligor has good title to, or valid leasehold interests in, all its real and personal Property material to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)     Intellectual Property. The Obligors represent and warrant to the Lenders on the date hereof as follows, and the Obligors acknowledge that the Lenders are relying on such representations and warranties in entering into this Agreement:

(i)     Intellectual Property.

(A)     Schedule 7.05(b) (as amended from time to time by Borrower in accordance with Section 7.21) contains:

(1)     a complete and accurate list of all applied for or registered Patents, including the jurisdiction, patent number, and whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property;

(2)     a complete and accurate list of all applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date; and

(3)     a complete and accurate list of all applied for or registered Copyrights;

(B)     To the Knowledge of Borrower, Borrower has sufficient rights to use all Obligor Intellectual Property necessary for the operation of Borrower’s business as it is currently conducted or as currently contemplated to be conducted.

(ii)     Ownership and Licenses of Intellectual Property.

(A)     Each Obligor is the sole owner of all right, title and interest in and to and has the right to use its respective Obligor Intellectual Property, with good title, free and clear of any Liens or Claims of any kind whatsoever (other than Permitted Liens), except to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect; and Borrower has the right to use all such Obligor Intellectual Property. Without limiting the foregoing, and except as set forth in Schedule 7.05(b) (as amended from time to time by Borrower in accordance with Section 7.21), on the date hereof:

(B)     All relevant current and former employees and contractors of each Obligor have executed written confidentiality and invention assignment Contracts that irrevocably assign to such Obligors all of their rights to any Inventions relating to Borrower’s business conceived while employed by such Obligor or under contract with such Obligor.

(C)     Other than with respect to the Material Agreements, or as permitted by Section 9.02, 9.03 or 9.09, the Obligors have not sold any of their respective Material Intellectual Property to any other Person who is not an Obligor;

(D)     Other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.02 or 9.09, to the best of Borrower’s Knowledge, there are no judgments, covenants not to sue, permits, Liens (other than Permitted Liens), Claims, or other written agreements relating to any Obligor’s Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Obligors, and which could reasonably be expected to result in a Material Adverse Effect;

(E)     Each Obligor has delivered to the Lenders accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property;

(F)     There are no pending or, to the Knowledge of Borrower, threatened in writing Claims against the Obligors asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements, which could reasonably be expected to have a Material Adverse Effect.

(iii)     No Infringement of Third Party Intellectual Property Rights.

(A)     To the best of Borrower’s Knowledge, the practice of any of the Obligor Intellectual Property does not infringe, misappropriate, or otherwise violate any valid rights arising under any Intellectual Property of any other Person in a manner which could reasonably be expected to result in a Material Adverse Effect;

(B)     No infringement, misappropriation or similar Claim is pending or, to Borrower Knowledge, threatened in writing, which could reasonably be expected to result in a Material Adverse Effect.

(C)     Obligors have not received any written notice from any Person that Borrower’s business or the manufacture, use or sale of any Product or the performance of any service by Borrower infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, any other Intellectual Property of any other Person, which could reasonably be expected to result in a Material Adverse Effect.

(iv)     Valid and Enforceable.

(A)     There are no pending or, to Borrower’s Knowledge, threatened Claims asserted in writing against the Obligors by any other Person challenging the ownership or validity of the Obligor Intellectual Property, which could reasonably be expected to result in a Material Adverse Effect.

(v)     No Infringement of Owned Intellectual Property.

(A)     The Borrower has no Knowledge that the Obligor Intellectual Property is being materially infringed, misappropriated or otherwise violated. Without limiting the foregoing, the Obligors have not put any other Person on notice of actual or potential infringement, misappropriation or other violation of any of the material Obligor Intellectual Property; the Obligors have not initiated the enforcement of any Claim with respect to any of the material Obligor Intellectual Property.

(vi)     Information Security.

(A)     The Obligors have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of their respective material Obligor Intellectual Property consisting of trade secrets and confidential information.

(vii)     Patents.

With respect to the Obligor Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b) (as amended from time to time by Borrower in accordance with Section 7.21), and without limiting the representations and warranties in Section 7.05(b)(ii)-(vi), on the date hereof:

(A)     each of the issued claims in such Patents, to Borrower’s Knowledge, is valid and enforceable;

(B)     each of the inventors of such Patents have executed written Contracts with the relevant Obligor or its predecessor-in-interest that properly and irrevocably assigns to such Obligor or predecessor-in-interest all of their rights to any of the Inventions claimed in such Patents to the extent permitted by applicable law;

(C)     none of the Patents, or the Inventions disclosed or claimed therein, have been dedicated to the public except as a result of intentional decisions made by the applicable Obligor;

(D)     to Borrower’s Knowledge, all prior art material to such Patents was disclosed to the respective patent offices during prosecution of such Patents to the extent required by applicable law or regulation;

(E)     subsequent to the issuance of such Patents, neither any Obligor nor their predecessors in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F)     no allowable or allowed claims of such Patents, to Borrower’s Knowledge, are subject to any interference, re-examination or opposition proceedings, nor are the Obligors aware of any basis for any such interference, re-examination or opposition proceedings;

(G)     no such Patents, to Borrower’s Knowledge, have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable Patent Office recorded with respect to any Patents, the Obligors have not received any notice asserting that such Patents are invalid, unpatentable or unenforceable;

(H)     if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(I)     the Obligors have not received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;

(J)     Borrower has no Knowledge that Obligors or any prior owner of such Patents or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(K)     all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or would not reasonably be expected to result in a Material Adverse Change.

(c)     Material Intellectual Property. Schedule 7.05(c) (as amended from time to time by Borrower in accordance with Section 7.21) contains an accurate list of the Obligor Intellectual Property that is material to Borrower’s business with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

7.06     No Actions or Proceedings.

(a)     Litigation. There is no litigation, investigation or proceeding pending or, to the best of Borrower’s Knowledge, threatened in writing against Borrower and its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06 (as amended from time to time by Borrower in accordance with Section 7.21) or (ii) that involves this Agreement or the Transactions.

(b)     Environmental Matters. The operations and Property of Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c)     Labor Matters. Borrower has not engaged in unfair labor practices and there are no material labor actions or disputes involving the employees of Borrower.

7.07     Compliance with Laws and Agreements. Each of the Obligors is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

7.08     Taxes. Except as set forth on Schedule 7.08, each of the Obligors has timely filed or caused to be filed all federal income tax returns and all material state, local and foreign tax returns required to have been filed and has paid or caused to be paid all federal income taxes and all material state, local and foreign taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09     Full Disclosure. Borrower has disclosed to the Lenders all Material Agreements to which any Obligor is party, and all other matters to its Knowledge, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood that such projected financial information are not to be viewed as facts, and that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

7.10     Regulation.

(a)     Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)     Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11     Solvency. Borrower is and, immediately after giving effect to the Borrowing and the use of proceeds thereof will be, Solvent.

7.12     Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all Subsidiaries as of the date hereof. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by Borrower of each such Subsidiary is as shown in said Schedule 7.12.

7.13     Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of all Indebtedness of each Obligor outstanding as of the date hereof. Schedule 7.13(b) is a complete and correct list of all Liens granted by Borrower and other Obligors with respect to their respective Property and outstanding as of the date hereof.

7.14     Material Agreements. Set forth on Schedule 7.14 (as amended from time to time by Borrower in accordance with Section 7.21) is a complete and correct list of (i) each Material Agreement and (ii) each agreement creating or evidencing any Material Indebtedness. No Obligor is in material default under any such Material Agreement or agreement creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14, all material vendor purchase agreements and provider contracts of the Obligors are in full force and effect without material modification from the form in which the same were disclosed to the Lenders.

7.15     Restrictive Agreements. None of the Obligors is subject to any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) customary provisions in contracts (including without limitation leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(h), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary (each, a “Restrictive Agreement”), except those listed on Schedule 7.15 or otherwise permitted under Section 9.11.

7.16     Real Property.

(a)     Generally. Neither Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16 (as amended from time to time by Borrower in accordance with Section 7.21).

(b)     Borrower Lease. (i) Borrower has delivered a true, accurate and complete copy of the Borrower Lease on the date hereof to Lenders.

(ii)     On the date hereof, (A) Borrower Lease is in full force and effect and no default has occurred and is continuing under the Borrower Lease and (B) to the Knowledge of Borrower, there is no existing condition which, but for the passage of time or the giving of notice, could reasonably be expected to result in a default under the terms of the Borrower Lease.

(iii)     On the date hereof, Borrower is the tenant under the Borrower Lease and has not transferred, sold, assigned, conveyed, disposed of, mortgaged, pledged, hypothecated, or encumbered any of its interest in, the Borrower Lease.

7.17     Pension Matters. Schedule 7.17 sets forth, as of the date hereof, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans . With respect to each Title IV Plan and each Multiemployer Plan, no ERISA Event is reasonably expected to occur. Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18     Collateral; Security Interest. Each Security Document is effective to create in favor of the Lenders, or in favor of the Control Agent for the benefit of the Lenders, as the case may be, a legal, valid and enforceable security interest in the Collateral subject thereto and, each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document. The Security Documents collectively are effective to create in favor of the Lenders, or in favor of the Control Agent for the benefit of the Lenders, as the case may be, a legal, valid and enforceable security interest in the Collateral, which security interests are first-priority (subject only to Permitted Priority Liens) to the extent required by the Security Documents.

7.19     Regulatory Approvals. Borrower and its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for Borrower and its Subsidiaries to conduct their operations and business in the manner currently conducted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.20     Small Business Concern. Borrower, together with its “affiliates” (as that term is defined in Title 13 of the United States Code of Federal Regulations) is a “Small Business” within the meaning of the SBIC Act, and the regulations promulgated thereunder (including part 107 and 121 of Title 13 of the United States Code of Federal Regulations). Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others (other than to its Subsidiaries), the purchase or discounting of debt obligations, factoring or long term leasing of equipment with no provision for maintenance or repair, and Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. Borrower acknowledges that it has been advised that PIOP is a Small Business Investment Company and licensee under the SBIC Act. The information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652, and Form 1031 is accurate and complete. Borrower acknowledges that the Lenders are relying on the representations and warranties made by Borrower to the SBA in the SBA Form 480 provided to the Lenders.

7.21     Update of Schedules. Each of Schedules 7.05(b) (in respect of the lists of Patents, Trademarks, and Copyrights under Section 7.05(b)), 7.05(c), 7.06, 7.14 and 7.16 may be updated by Borrower from time to time in order to insure the continued accuracy of such Schedule as of any upcoming date on which representations and warranties are made incorporating the information contained on such Schedule. Such update may be accomplished by Borrower providing to the Lenders, in writing (including by electronic means), a revised version of such Schedule in accordance with the provisions of Section 12.02. Each such updated Schedule shall be effective immediately upon the receipt thereof by the Lenders.

SECTION 8
AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations have been paid in full in cash:

8.01     Financial Statements and Other Information. Borrower will furnish to the Lenders:

(a)     as soon as available and in any event within 5 days following the date Borrower files Form 10-Q with the SEC, the consolidated balance sheets of the Borrower as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower stating that such financial statements fairly present in all material respects the financial condition of Borrower and its consolidated Subsidiaries as at such date and the results of operations of Borrower and its consolidated Subsidiaries for the period ended on such date on a consolidated basis and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b)     as soon as available and in any event within 5 days following the date Borrower files Form 10-K with the SEC, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Ernst & Young LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit;

(c)     together with the report of Borrower’s independent certified public accountants delivered pursuant to Section 8.01(b), a certificate of such independent public accountants stating whether they obtained knowledge during the course of their examination of such financial statements of any Default in respect of any financial covenant contained in Section 10 (which certificate may be limited to the extent required by accounting rules or guidelines);

(d)     together with the financial statements required pursuant to Sections 8.01(a), (b), and (c) a compliance certificate of a Responsible Officer as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors;

(e)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;

(f)     as soon as available and in any event within five Business Days after approval thereof by Borrower’s board of directors, a consolidated financial forecast for Borrower and its Subsidiaries for the following three fiscal years, including forecasted consolidated balance sheets, consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries;

(g)     promptly, and in any event within five Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor;

(h)     the information regarding insurance maintained by Borrower and its Subsidiaries as required under Section 8.05;

(i)     promptly following Lenders’ request at any time, proof of Borrower’s compliance with Section 10.01;

(j)     within ten (10) Business Days of delivery, copies of the minutes of the meetings of Borrower’s board of directors, provided that any such minutes may be redacted by Borrower (1) to exclude information relating to the Lenders (including Borrower’s strategy regarding the Loans) and Loan Documents, and (2) if access to such information could adversely affect the attorney-client privilege between the Obligors and their counsel; and

(k)     such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as the Majority Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 8.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at Borrower’s website address.

8.02     Notices of Material Events. Borrower will furnish to the Lenders written notice of the following promptly after Borrower obtains Knowledge of:

(a)     the occurrence of any Default;

(b)     notice of the occurrence of any event with respect to its property or assets resulting in a Loss aggregating the greater of (x) $500,000 and (y) 2.0% of Consolidated Total Assets or more;

(c)     (A) any proposed acquisition of stock, assets or property by any Obligor that would reasonably be expected to result in environmental liability under Environmental Laws which would have a Material Adverse Effect, and (B)(1) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws and which would have a Material Adverse Effect, and (2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of Borrower’s Knowledge, threatened in writing against Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material, in each case, if adversely determined, which would have a Material Adverse Effect;

(d)     the assertion of any environmental matter by any Person in writing against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $500,000, other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e)     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(f)     (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g)     (i) the termination of any Material Agreement; (ii) the receipt by Borrower or any of its Subsidiaries of any material notice under any Material Agreement; (iii) the entering into of any new Material Agreement by an Obligor; or (iv) any material amendment to a Material Agreement;

(h)     the reports and notices as required by the Security Documents;

(i)     within 30 days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors;

(j)     promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor, in each case, which could reasonably be expected to have a Material Adverse Effect;

(k)     a material licensing agreement or arrangement entered into by Borrower or any Subsidiary in connection with any material infringement of the material Intellectual Property of another Person;

(l)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(m)     concurrently with the delivery of financial statements under Section 8.01(b), the creation or other acquisition of any Intellectual Property by Borrower or any Subsidiary after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority; or

(n)     any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to Lenders an updated Annex 7 to the Security Agreement setting forth a complete and correct list of all such accounts within three Business Days after the date of such change.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03     Existence; Conduct of Business. (a) Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

(b)     Without obtaining the prior written approval of PIOP, Borrower will not change within one (1) year after the date hereof, Borrower’s business activity to a business activity to which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act, as more specifically set forth under Part 107.720 of Title 13 of the United States Code of Federal Regulations. If Borrower’s business activity changes to such a prohibited business activity or the proceeds are used for ineligible business activities, Borrower will use all commercially reasonable efforts and cooperate in good faith to assist PIOP to sell or transfer its Proportionate Share of the Loans in a commercially reasonable manner; provided that in no way shall this be considered PIOP’s sole remedy if Borrower’s business activity changes to such a prohibited business activity.

8.04     Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all Taxes imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such obligations are either (A) being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP or (B) less than $50,000 in the aggregate; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05     Insurance. Such Obligor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of Majority Lenders, Borrower shall furnish the Lenders from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Borrower also shall furnish to the Lenders from time to time upon the request of the Majority Lenders a certificate from Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect and that such insurance coverage and such policies comply with all the requirements of this Section 8.05. Borrower shall use commercially reasonable efforts to ensure, or to cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to Borrower without at least 30 days’ prior written notice to Borrower and the Lenders. Receipt of notice of termination or cancellation of any such insurance policies or material reduction of coverages or amounts thereunder shall entitle the Lenders, after 30 days have passed since such receipt of notice and Borrower has taken no renewal action, to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of Borrower.

8.06     Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours as the Lenders may reasonably request (but not more often than once a year unless an Event of Default has occurred and is continuing).

8.07     Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) comply in all material respects with its obligations under all Material Agreements, except in each case where either (A) the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (B) the amount in controversy does not exceed $250,000 in the aggregate.

8.08     Maintenance of Properties, Etc.

(a)     Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties material to the proper conduct of its business in good working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09     Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10      [Reserved].

8.11     Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.05. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X. Neither Borrower nor, to Borrower’s Knowledge, any of its affiliates (as that term is defined in Section 121.103 of Title 13 of the United States Code of Federal Regulation) will engage in any activities or use directly or indirectly the proceeds from the Loans for any purpose for which an SBIC is prohibited from providing funds by the SBIC Act as set forth in Section 107.720 of Title 13 of the United States Code of Federal Regulation.

8.12     Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)     Subsidiary Guarantors. Such Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries that are Domestic Subsidiaries, and such Foreign Subsidiaries as are required under Section 8.12(b), are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that is a Domestic Subsidiary or a Foreign Subsidiary meeting the requirements of Section 8.12(b), such Obligor and its Subsidiaries will, within 30 days after such formation or acquisition:

(i)     cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

(ii)     take such action or cause such Subsidiary to take such action (including delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens, in favor of the Lenders, or of the Control Agent for the benefit of the Lenders, as the case may be, on substantially all of the personal property of such new Subsidiary (except for Excluded Assets) as collateral security for the obligations of such new Subsidiary hereunder, as and to the extent required under the Security Agreement;

(iii)     to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Lenders in respect of all outstanding issued shares of such Subsidiary; and

(iv)     deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Majority Lenders shall have requested.

(b)     Foreign Subsidiaries. In the event that, at any time, Foreign Subsidiaries have, in the aggregate, (i) total revenues constituting 5% or more of the total revenues of Borrower and its Subsidiaries on a consolidated basis, or (ii) total assets constituting 5% or more of the total assets of Borrower and its Subsidiaries on a consolidated basis, promptly (and, in any event, within 30 days after such time) Obligors shall cause one or more of such Foreign Subsidiaries to become Subsidiary Guarantors in the manner set forth in Section 8.12(a), such that, after such Subsidiaries become Subsidiary Guarantors, the non-guarantor Foreign Subsidiaries in the aggregate shall cease to have revenues or assets, as applicable, that meet the thresholds set forth in clauses (i) and (ii) above; provided that no Foreign Subsidiary shall be required to become a Subsidiary Guarantor if doing so would result in an inclusion of income under Section 951(a)(1)(B) of the Code or other material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole.

(c)     Further Assurances. Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Majority Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by the Majority Lenders to create, in favor of the Lenders, or of the Control Agent for the benefit of the Lenders, as the case may be, perfected security interests and Liens in substantially all of the personal property (other than Excluded Assets) to the extent required under the Security Agreement of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

8.13     Termination of Non-Permitted Liens. In the event that Borrower or any of its Subsidiaries shall obtain Knowledge or be notified by the Lenders of the existence of any outstanding Lien against any Property of Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, Borrower shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.14     Intellectual Property.

(a)     In the event that the Obligors acquire Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property (other than Excluded Assets) shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

(b)     Upon request of the Majority Lenders, Borrower shall use commercially reasonable efforts to execute and deliver to the Lenders such duly executed Intellectual Property security agreements as the Lenders may require with respect to foreign Intellectual Property, and take such other action as the Lenders may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created thereunder in that portion of the Collateral consisting of Intellectual Property located outside the United States; provided that notwithstanding any provision under this Agreement or any other Loan Document to the contrary, Borrower shall only be required to reimburse Lenders for legal and filing costs, fees, expenses and other amounts up to $20,000 per jurisdiction for up to three (3) foreign jurisdictions.

8.15     Small Business Documentation. Borrower shall accurately complete, execute, and deliver to PIOP prior to the first Borrowing Date, SBA Forms 480, 652, and 1031 (Parts A and B).

8.16     Post-Closing Items.

(a)     Borrower shall use commercially reasonable efforts to cause the Borrower Landlord to execute and deliver to Lenders, not later than 30 days following the first Borrowing Date, a Landlord Consent for each of its leased locations existing on the date hereof.

(b)     Not later than 30 days following the first Borrowing Date, Borrower shall execute and deliver to the Lenders fully executed control agreements, in form and substance reasonably acceptable to Majority Lenders, as may be required to perfect the security interest created under the Security Agreement in all Deposit Accounts, Securities Accounts and Commodity Accounts (as each such term is defined in the Security Agreement) (other than Excluded Accounts) owned by the Obligors in the United States.

SECTION 9
NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations have been paid in full in cash:

9.01     Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)     the Obligations;

(b)     Indebtedness existing on the date hereof and set forth in Part II of Schedule 7.13(a) and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Majority Lenders;

(c)     Permitted Priority Debt;

(d)     accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business;

(e)     Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;

(f)     Indebtedness consisting of intercompany loans of (i) any Obligor from any other Obligor; and (ii) any Subsidiary that is not an Obligor from any Obligor, provided that the aggregate outstanding principal amount of such Indebtedness under this Section 9.01(f)(ii) does not to exceed $1,500,000 (or the Equivalent Amount in other currencies) at any time;

(g)     (i) Guarantees by any Obligor of Indebtedness of any other Obligor; provided that the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate principal amount of the outstanding Indebtedness permitted in reliance on Section 9.01(h), does not exceed $500,000 (or the Equivalent Amount in other currencies) at any time; and (ii) unsecured Guarantees by any Obligor of Indebtedness of any Subsidiary that is not an Obligor; provided that the aggregate outstanding principal amount of such Indebtedness under this Section 9.01(g)(ii) does not exceed $500,000 (or the Equivalent Amount in other currencies) at any time.

(h)     Indebtedness of Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate principal amount of the outstanding Indebtedness permitted in reliance on Section 9.01(g), does not exceed $500,000 (or the Equivalent Amount in other currencies) at any time;

(i)     Permitted Cure Debt;

(j)     Indebtedness approved in advance in writing by the Majority Lenders;

(k)     Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) the aggregate principal amount of Indebtedness permitted by this clause (k) for all such new Subsidiaries shall not exceed $1,500,000 at any time outstanding, (iii) such Indebtedness is unsecured, and (iv) such Indebtedness has an equal or lower rate of interest than that of the Loans hereunder as stated in Section 3.02(a);

(l)     obligations (contingent or otherwise) existing or arising under any Hedging Agreement, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates;

(m)     Indebtedness with respect to letters of credit issued solely to support a real estate lease entered into in the ordinary course of business; and

(n)     other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding.

9.02     Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)     Liens securing the Obligations;

(b)     any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the date hereof and set forth in Part II of Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)     Liens described in the definition of “Permitted Priority Debt”;

(d)     Liens securing Indebtedness permitted under Section 9.01(h); provided that such Liens are restricted solely to the collateral described in Section 9.01(h);

(e)     Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(f)     pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(g)     Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(h)     servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(i)     with respect to any real Property, (A) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (B) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (C) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for (A), (B) and (C), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(j)     Bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(k)     deposits to secure the performance of bids, trade contracts, leases (not to include Indebtedness, except for Indebtedness permitted under Section 9.01(m)), statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(l)     judgment Liens in respect of judgments that do not constitute an Event of Default under Section 11.01(l);

(m)     leases, licenses, subleases or sublicenses in each case, granted to others in the ordinary course of business (excluding licenses relating to Intellectual Property) that do not have an adverse impact in any material respect on the business of Borrower and its Subsidiaries, taken as a whole, or secure any Indebtedness;

(n)     Liens (A) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (B) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(o)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(p)     Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q)     Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(r)     Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary of Borrower, in each case after the date hereof and the replacement, modification, extension or renewal of any Lien permitted by this clause upon or in the same property previously subject thereto in connection with the replacement, modification, extension or renewal of the Indebtedness secured thereby; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than (1) the proceeds or products thereof, (2) after-acquired property that is affixed or incorporated into the property covered by such Lien, (3) any other Permitted Lien and (4) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 9.01 (to the extent constituting Indebtedness);

(s)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(t)     licenses of any Product or Intellectual Property that is permitted under Section 9.09;

provided that no Lien otherwise permitted under any of the foregoing Sections 9.02(b) through (s) shall apply to any Material Intellectual Property.

9.03     Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (iii) make any Acquisition or otherwise acquire any business or substantially all the property from, or capital stock of, or be a party to any acquisition of, any Person, except:

(a)     Investments permitted under Section 9.05(e);

(b)     the merger, amalgamation or consolidation of any Subsidiary with or into any Obligor, provided the surviving entity is an Obligor; or the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Guarantor with or into any other Subsidiary that is not a Subsidiary Guarantor,

(c)     the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) either (1) to any Obligor or (2) if such Subsidiary is not a Subsidiary Guarantor, to another Subsidiary of Borrower that is not a Subsidiary Guarantor;

(d)     the sale, transfer or other disposition of the capital stock of any Subsidiary either (1) to any Obligor or (2) if such Subsidiary is not a Subsidiary Guarantor, to another Subsidiary of Borrower that is not a Subsidiary Guarantor;

(e)     Permitted Acquisitions; provided that (i) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Borrower and its Subsidiaries for any such Permitted Acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of Borrower and its Subsidiaries for all other Permitted Acquisitions made by Borrower and its Subsidiaries pursuant to this Section 9.03(e), shall not exceed $10,000,000 in cash consideration and noncash consideration; (ii) no material assets of the Borrower and its Subsidiaries material to the conduct of their business constitute the noncash consideration, and (iii) noncash consideration consisting of Equity Interests of Borrower shall not be subject to any limit; and

(f)     the sale, transfer or other disposition of a Subsidiary of Borrower whose total annual revenues constitute 5% or less of the total consolidated revenues of Borrower and its Subsidiaries on a consolidated basis for fair market value, not more than one such sale, transfer or other disposition per fiscal year.

9.04     Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by Borrower or any Subsidiary or a business reasonably related thereto.

9.05     Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)     Investments outstanding on the date hereof and identified in Schedule 9.05;

(b)     operating deposit accounts with banks;

(c)     extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)     Permitted Cash Equivalent Investments;

(e)     Investments by any Obligor in Borrower’s wholly-owned Subsidiary Guarantors (for greater certainty, Borrower shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries);

(f)     (i) Investments by any Obligor in any Subsidiary of Borrower that is not a Subsidiary Guarantor, when added to Asset Sales permitted in reliance on Section 9.09(d)(ii), not exceeding $1,500,000 in the aggregate at any time; and (ii) Investments by any Subsidiary of Borrower that is not a Subsidiary Guarantor in another Subsidiary of Borrower that is not a Subsidiary Guarantor;

(g)     Hedging Agreements permitted under Section 9.01(l);

(h)     Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(i)     employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $25,000 outstanding at any time (or the Equivalent Amount in other currencies);

(j)     Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(k)     Investments permitted under Section 9.01 or 9.03; and

(xi)     other Investments not exceeding $500,000 in the aggregate in a fiscal year.

9.06     Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)     Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(b)     Borrower may purchase, redeem, retire, or otherwise acquire shares of its capital stock or other Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other Equity Interests;

(c)      Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(d)     Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries; which payments must be approved by Borrower’s Board of Directors comprised of disinterested members;

(e)     Borrower may pay cash in lieu of the issuance of fractional shares; and

(f)     The conversion of any convertible securities of Borrower permitted under Section 9.01 into other equity securities of Borrower pursuant to the terms of such convertible securities or otherwise in exchange therefor.

9.07     Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any optional or voluntary prepayments in respect of any Indebtedness for borrowed money, or any payments in respect of Permitted Cure Debt or Indebtedness for borrowed money subordinate to the Obligations, other than (i) prepayments of the Obligations or the Permitted Priority Debt, (ii) to the extent expressly permitted under any applicable subordination or intercreditor agreements with the Lenders, or (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(f).

9.08     Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower.

9.09     Sales of Assets, Etc. Unless the prepayment required under Section 3.03(b)(i) simultaneously is made, such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its Property (including accounts receivable and capital stock of Subsidiaries) to any Person in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)     transfers of cash in the ordinary course of its business for equivalent value;

(b)     sales of inventory in the ordinary course of its business on ordinary business terms;

(c)     development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product over a period of time and provided that such licenses must be true licenses as opposed to licenses that are sales transactions in substance;

(d)     (i) transfers of Property by any Subsidiary to any Obligor on arm’s length terms or for reasonably equivalent value; or (ii) transfers of Property by any Obligor to another Subsidiary that is not a Subsidiary Guarantor, when added to Investments permitted in reliance on Section 9.05(f)(i), not exceeding $1,500,000 in the aggregate at any time, measured at fair market value;

(e)     dispositions of any Property that is obsolete or worn out or no longer used or useful in the Business;

(f)     any transaction permitted under Section 9.03 or 9.05;

(g)     licenses entered into in the ordinary course of business of Obligor Intellectual Property or other property owned by an Obligor which may only be exclusive with respective to geographical location outside the US, provided that such licenses must be true licenses as opposed to licenses that are sales transactions in substance;

(h)     non-exclusive licenses of Obligor Intellectual Property entered into in the ordinary course of business; and

(i)     other Asset Sales not exceeding $500,000 in the aggregate in any fiscal year.

9.10     Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)     transactions between or among Obligors;

(b)     any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09;

(c)     customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any Subsidiary in the ordinary course of business,

(d)     Borrower may issue Equity Interests to Affiliates in exchange for cash, on fair and reasonable terms substantially as favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower; and

(e)     the transactions set forth on Schedule 9.10.

9.11     Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by the Loan Documents, (ii) any agreement to which Borrower or any of its Subsidiaries is party on the date hereof, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and do not restrict the Obligations, the grant of security interest in the Collateral, or the exercise of remedies by the Lenders against the Borrower or the Collateral following an Event of Default, as contemplated by the Loan Documents, (v) customary provisions in leases and other contracts restricting the assignment thereof and (vi) restrictions or conditions imposed by any agreement relating to Permitted Priority Debt or Permitted Cure Debt, provided that they do not restrict the Obligations, the grant of security interest in the Collateral, or the exercise of remedies by the Lenders against the Borrower or the Collateral following an Event of Default, as contemplated by the Loan Documents.

9.12     Amendments to Material Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, enter into any amendment to or modification of any Material Agreement in any manner that is materially adverse to the Lenders or will cause a Material Adverse Effect or terminate any Material Agreement if such termination is materially adverse to the Lenders or will cause a Material Adverse Effect.

9.13     Operating Leases.

(a)     Borrower will not, and will not permit any of its Subsidiaries to, make any expenditures in respect of operating leases, except for:

(i)     real estate operating leases;

(ii)     operating leases between Borrower and any of its wholly-owned Subsidiaries or between any of Borrower’s wholly-owned Subsidiaries; and

(iii)     operating leases that would not cause Borrower and its Subsidiaries, on a consolidated basis, to make payments exceeding $1,000,000 (or the Equivalent Amount in other currencies) in any fiscal year.

9.14     Sales and Leasebacks. Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (ii) which Borrower or such Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15     Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

SECTION 10
FINANCIAL COVENANTS

10.01     Minimum Liquidity. Borrower shall maintain at all times Liquidity in an amount which shall exceed the greater of (i) $5,000,000 and (ii) to the extent Borrower has incurred Permitted Priority Debt, the minimum cash balance, if any, required of Borrower by Borrower’s Permitted Priority Debt creditors.

10.02     Minimum Revenue. Borrower and its Subsidiaries shall have annual Revenue from sales of the Product (for each respective calendar year, the “Minimum Required Revenue”):

(a)     during the twelve month period beginning on January 1, 2015, of at least $25,000,000;

(b)     during the twelve month period beginning on January 1, 2016, of at least $35,000,000;

(c)     during the twelve month period beginning on January 1, 2017, of at least $45,000,000;

(d)     during the twelve month period beginning on January 1, 2018, of at least $60,000,000;

(e)     during the twelve month period beginning on January 1, 2019, of at least $75,000,000; and

(f)     during the twelve month period beginning on January 1, 2020, of at least $85,000,000.

10.03     Cure Right.

(a)     Notwithstanding anything to the contrary contained in Section 11, in the event that the Borrower fails to comply with the covenants contained in Section 10.02(a) through (f) (such covenants for such applicable periods being the “Specified Financial Covenants”), Borrower shall have the right within 90 (ninety) days of the end of the respective calendar year:

(i)     to issue additional shares of Equity Interests in exchange for cash (the “Equity Cure Right”), or

(ii)     to borrow Permitted Cure Debt (the “Subordinated Debt Cure Right” and, collectively with the Equity Cure Right, the “Cure Right”),

in an amount equal to (x) two (2) multiplied by (y) the Minimum Required Revenue less Borrower’s annual Revenue (the “Cure Amount”). The cash therefrom immediately shall be contributed as equity or subordinated debt (only as permitted pursuant to Section 9.01), as applicable, to Borrower, and upon the receipt by Borrower of the Cure Amount pursuant to the exercise of such Cure Right, such Cure Amount shall be deemed to constitute Revenue of Borrower for purposes of the Specified Financial Covenants and the Specified Financial Covenants shall be recalculated for all purposes under the Loan Documents. If, after giving effect to the foregoing recalculation, Borrower shall then be in compliance with the requirements of the Specified Financial Covenants, Borrower shall be deemed to have satisfied the requirements of the Specified Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Specified Financial Covenants that had occurred, the related Default and Event of Default, shall be deemed cured without any further action of Borrower or Lenders for all purposes under the Loan Documents.

(b)     Notwithstanding anything herein to the contrary the Cure Amount received by Borrower from investors investing in or lending to Borrower pursuant to Section 10.03(a) shall be used to immediately prepay the Loans without any Prepayment Premium, credited in the order set forth in Sections 3.03(b)(i)(A)-(E).

SECTION 11
EVENTS OF DEFAULT

11.01     Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)     Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(d)     any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02 (and such failure shall continue unremedied for five (5) days), 8.03(a) (with respect to Borrower’s existence), 8.11, 8.12(a) or (b), 8.14, 9 or 10;

(e)     any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of 25 or more days;

(f)     Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;

(g)     any material breach of, or “event of default” or similar event by any Obligor under, any Material Agreement shall occur, which would give the counterparty to such Material Agreement the right to terminate such Material Agreement pursuant to the terms thereof (after giving effect to any applicable grace or cure period and provided that such material breach, “event of default” or similar event is not being contested in good faith with reasonable basis by such Obligor), to the extent that (i) the Obligor has received written notice of (A) termination of such Material Agreement or (B) such material breach, “event of default”, or similar event and written notice of the counterparty’s intent to terminate such Material Agreement on the basis thereof, and (ii) the counterparty to such Material Agreement has not waived such material breach, “event of default” or similar event;

(h)     (i) any “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, or (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(i)     Borrower fails or ceases to be Solvent or any Obligor:

(i)     generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii)     commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)     voluntarily institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)     applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or

(v)     takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(i) or (j), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(j)     any involuntary petition is filed, application made or other involuntary proceeding instituted against or in respect of Borrower or any Subsidiary:

(i)     seeking to adjudicate it an insolvent;

(ii)     seeking a receiving order against it;

(iii)     seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv)      seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; and, in any such case, such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided further that if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(k)     any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(i) or (j);

(l)     one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment;

(m)      (i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $500,000 in any year or (ii) $1,000,000 for all periods until repayment of all Obligations;

(n)     a Change of Control shall have occurred;

(o)     a Material Adverse Change shall have occurred;

(p)     (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Lenders, free and clear of all other Liens (other than Permitted Liens), to the extent required by the Security Documents, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13), or the enforceability thereof, shall be repudiated or contested by any Obligor; and

(q)     any injunction, whether temporary or permanent, shall be rendered against any Obligor by a Governmental Authority that prevents the Obligors from selling or manufacturing the Product or its commercially available successors, or any of their other material and commercially available products, in each case, in the United States for more than 60 consecutive calendar days;

11.02     Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(i), (j) or (k)), and at any time thereafter during the continuance of such event, Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(i), (j) or (k), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

SECTION 12
MISCELLANEOUS

12.01     No Waiver. No failure on the part of the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

12.02     Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) delivered, if to Borrower, another Obligor or the Lenders, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement, all notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to the Control Agent and the Control Agent shall promptly deliver such notices, documents, certificates and other deliverables to the other Lenders hereunder.

12.03     Expenses, Indemnification, Etc.

(a)     Expenses. Borrower agrees to pay or reimburse (i) the Lenders for all of their reasonable out of pocket costs and expenses (including the reasonable fees and expenses of Morrison & Foerster LLP, special counsel to the Lenders, and any sales, goods and services or other similar taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Lenders for all of their reasonable out of pocket costs and expenses (including the reasonable fees and expenses of one legal counsel for all the Lenders) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default; provided, however, that Borrower shall not be required to pay or reimburse any amounts pursuant to Section 12.03(a)(i)(x) in excess of the Expense Cap; provided further that, so long as the first Borrowing is made, then such fees shall be credited from the fees paid by the Borrower pursuant to Section 2.03.

(b)     Indemnification. Borrower hereby indemnifies the Lenders, their Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

12.04     Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and the Lenders. Any consent, approval, (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders under any of the Loan Documents may be obtained by an instrument in writing signed in one or more counterparts by Majority Lenders; provided however, that the consent of all of the Lenders shall be required to:

(i)     amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment (other than mandatory prepayments) of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans (other than mandatory prepayments);

(ii)     amend the provisions of Section 6;

(iii)     amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto otherwise than pursuant to the terms hereof or thereof; or

(iv)     amend this Section 12.04.

Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

12.05     Successors and Assigns.

(a)     General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder to an assignee in accordance with the provisions of Section 12.05(b), (ii) by way of participation in accordance with the provisions of Section 12.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.05(d) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any of the Lenders may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that no such assignment shall be made to Borrower, an Affiliate of Borrower, or any employees or directors of Borrower at any time. Subject to the recording thereof by the Lenders pursuant to Section 12.05(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5 and Section 12.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.05(e).

(c)     Amendments to Loan Documents. Each of the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 12.05.

(d)     Register. Each Lender, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices (which shall be the office of the Control Agent) a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice. This provision is intended to be a book entry system as defined in Treas. Reg. Section 5f.103-1(c) and shall be interpreted consistently therewith.

(e)     Participations. Any of the Lenders may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with the Lenders in connection therewith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 12.05(e), Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.

(f)     Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(g)     Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

12.06     Survival. The obligations of Borrower under Sections 5.01, 5.02, 5.03, 12.03, 12.05, 12.09, 12.10, 12.11, 12.12, 12.13, 12.14 and Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Loans and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of the Loans, herein or pursuant hereto shall survive the making of such representation and warranty.

12.07     Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.08     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

12.09     Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

12.10     Jurisdiction, Service of Process and Venue.

(a)     Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 12.10(a) is for the benefit of the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, the Lenders may take concurrent proceedings in any number of jurisdictions.

(b)     Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Lenders to serve any such process or summonses in any other manner permitted by applicable law.

(c)     Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

12.11     Waiver of Jury Trial. EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.12     Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

12.13     Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

12.14     Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

12.15     No Fiduciary Relationship. Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

12.16     Confidentiality. The Lenders agree to maintain the confidentiality of the Confidential Information (as defined in the Non-Disclosure Agreement (defined below)) in accordance with the terms of that certain non-disclosure agreement dated December 15, 2014 between Borrower and Capital Royalty L.P (the “Non-Disclosure Agreement”). Any new Lender that becomes party to this Agreement hereby agrees to be bound by the terms of the Non-Disclosure Agreement. The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on the first Borrowing Date.

12.17     USA PATRIOT Act. The Lenders hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

12.18     Maximum Rate of Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.

12.19     Certain Waivers.

(a)     Real Property Security Waivers.

(i)     Each Obligor acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon real property evidenced by certain documents including, without limitation, deeds of trust and assignments of rents. Lenders may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales. Each Obligor agrees that Lenders may exercise whatever rights and remedies they may have with respect to said real property security, all without affecting the liability of any Obligor under the Loan Documents, except to the extent Lenders realize payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Lenders' rights to proceed in any other form of action or against any Obligor or any other Person, or diminish the liability of any Obligor, or affect the right of Lenders to proceed against any Obligor for any deficiency, except to the extent Lenders realize payment by such action, notwithstanding the effect of such action upon any Obligor’s rights of subrogation, reimbursement or indemnity, if any, against Obligor or any other Person.

(ii)     To the extent permitted under applicable law, each Obligor hereby waives any rights and defenses that are or may become available to such Obligor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(iii)     To the extent permitted under applicable law, each Obligor hereby waives all rights and defenses that such Obligor may have because the Obligations are or may be secured by real property. This means, among other things:

(A)     Lenders may collect from any Obligor without first foreclosing on any real or personal property collateral pledged by any other Obligor;

(B)     If Lenders foreclose on any real property collateral pledged by any Obligor:

(1)     The amount of the Loans may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(2)     Lenders may collect from each Obligor even if Lenders, by foreclosing on the real property collateral, have destroyed any right that such Obligor may have to collect from any other Obligor.

(3)     To the extent permitted under applicable law, this is an unconditional and irrevocable waiver of any rights and defenses each Obligor may have because the Obligations are or may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(iv)     To the extent permitted under applicable law, each Obligor waives all rights and defenses arising out of an election of remedies by Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Obligor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(b)     Waiver of Marshaling. Without limiting the foregoing in any way, each Obligor hereby irrevocably waives and releases, to the extent permitted by Law, any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of any Obligor, which right of marshaling might otherwise arise from any payments made or obligations performed.

SECTION 13
GUARANTEE

13.01     The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Lenders and their successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Lenders by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02     Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)     at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)     any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)     the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)     any lien or security interest granted to, or in favor of, the Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lenders exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03     Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Lenders on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04     Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitment of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05     Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06     Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07     Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08     Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 13.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 13 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 13.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the first Borrowing Date, as of such Borrowing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

13.09     General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise, taking into account the provisions of Section 13.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

TEARLAB CORPORATION

By _______________________________________

Name: William Dumencu

Title: Chief Financial Officer and Treasurer

Address for Notices:

9980 Huennekens Street, Suite 100

San Diego, CA 92121

Attn:       Chief Financial Officer

Tel.:         905-636-0128

Email:     bdumencu@tearlab.com

SUBSIDIARY GUARANTORS:

TEARLAB RESEARCH, INC.

By _______________________________________

Name: William Dumencu

Title: Chief Financial Officer

Address for Notices:

9980 Huennekens Street, Suite 100

San Diego, CA 92121

Attn:       Chief Financial Officer

Tel.:         905-636-0128

Email:     bdumencu@tearlab.com

OCUHUB HOLDINGS, INC.

By _______________________________________

Name: William Dumencu

Title: Chief Financial Officer

Address for Notices:

9980 Huennekens Street, Suite 100

San Diego, CA 92121

Attn:       Chief Financial Officer

Tel.:         905-636-0128

Email:     bdumencu@tearlab.com

OCUHUB LLC

By _______________________________________

Name: Barry Barresi

Title: Chief Executive Officer

Address for Notices:

9980 Huennekens Street, Suite 100

San Diego, CA 92121

Attn:       Chief Financial Officer

Tel.:         905-636-0128

Email:     bdumencu@tearlab.com

OCCULOGIX CANADA CORP.

By _______________________________________

Name: William Dumencu

Title: Chief Financial Officer

Address for Notices:

9980 Huennekens Street, Suite 100

San Diego, CA 92121

Attn:       Chief Financial Officer

Tel.:         905-636-0128

Email:     bdumencu@tearlab.com

LENDERS:

CAPITAL ROYALTY PARTNERS II L.P.

By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner

By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By _________________________________

Name:     Charles Tate

Title:       Sole Member

Address for Notices:

1000 Main Street, Suite 2500

Houston, TX 77002

Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@crglp.com

CAPITAL ROYALTY PARTNERS II – PARALLEL FUND “A” L.P.

By CAPITAL ROYALTY PARTNERS II – PARALLEL FUND “A” GP L.P., its General Partner

By CAPITAL ROYALTY PARTNERS II – PARALLEL FUND “A” GP LLC, its General Partner

By _________________________________

Name: Charles Tate

Title: Sole Member

Address for Notices:

1000 Main Street, Suite 2500

Houston, TX 77002

Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@crglp.com

PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II L.P.

By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP L.P., its General Partner

By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP LLC, its General Partner

By _________________________________

Name: Charles Tate

Title: Sole Member

Address for Notices:

1000 Main Street, Suite 2500

Houston, TX 77002

Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@crglp.com

Exhibit J-6